ADMINISTRATIVE SERVICES AGREEMENT FOR RS CLASS SHARES BETWEEN
GPS FUNDS II AND ASSETMARK, INC.

AGREEMENT made as of January 21, 2026, as amended and restated from time to time, between the GPS Funds II, a Delaware statutory trust (the “Trust”), on behalf of the RS Class shares of each series of the Trust (each a “Fund,” and together, the “Funds”) listed in Exhibit A of this Agreement, as amended from time to time, and AssetMark, Inc. (“AssetMark”).
In consideration of the mutual promises herein made, the parties hereby agree as follows:

(1)AssetMark shall, during the term of this Agreement, be responsible for providing or arranging for at its expense the provision of certain administrative services (together, the “Administrative Services”) to the shareholders of the applicable class of each Fund listed on Exhibit A, including the following:

(a)development and maintenance of a web-based software platform for use by investment advisers and clients;
(b)creation of a customized full-color client investment policy statement for each individual client;
(c)facilitating the initiation and setup of new account and related asset transfers to enable the maintenance of multiple Fund holdings in a single client account;
(d)consolidated reporting development showing the managed accounts alongside the retirement accounts;
(e)data procurement with respect to plan rules and eligibility requirements;
(f)creation of quarterly performance reports for use by advisers and clients reflecting a consolidated view of all Fund holdings beneficially owned by the client among various account registration types (i.e., various retirement and non-retirement accounts);
(g)attending to correspondence, requests and inquiries from shareholders and/or their adviser representatives with regard to processing of purchases and redemptions of Fund shares;
(h)implementation of single requests for account changes and transactions across multiple related account registrations and affecting multiple Fund holdings;
(i)monitoring and overseeing relationships with entities providing services to the shareholders, including the transfer agent and custodians;
(j)facilitating the calculation and automated payment of fees by multiple client account registrations in a consolidated fashion to the client’s adviser;
(k)interfacing with custodians to link SDBA and management investments;
(l)printing, responding to email, and answering phone calls of advisers in connection with the servicing of client accounts;

(m)plan database development;
(n)facilitating client set up and access to the SDBA within their employer-sponsored retirement plan;
(o)providing personalized investment advice and portfolio management to align the SDBA investments with the client's retirement goals, risk tolerance, and preferences;
(p)ongoing monitoring, evaluation, and rebalancing of SDBA portfolios to help optimize returns and manage risks;
(q)educating clients on the use and benefits of SDBAs and helping clients avoid common behavioral pitfalls in self-directed investing;
(r)providing technical and operational support for account management, trading, and compliance;
(s)facilitating transitions and asset retention as clients change employers or retire; and
(t)access to third-party professional money management services within the SDBA when preferred.

(2)As compensation for the Administrative Services provided under this Agreement, the RS Class shares of each Fund listed on Exhibit A shall pay to AssetMark a monthly fee equal to, on an annual basis, 1.00% of the daily net assets of such class of the Fund.

(3)The Administrative Services provided under this Agreement to the RS Class shares of the Funds are separate from, and unrelated to, the administrative services provided by U.S. Bank Global Fund Services, LLC (“USBGFS”) to the Funds pursuant to the Fund Administration Servicing Agreement between the Trust and USBGFS.
(4)This Agreement shall continue until validly terminated pursuant to the terms of this Agreement.

(5)This Agreement may be terminated by the Trust, at any time, on sixty (60) days’ written notice without payment of penalty, provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of a majority of the outstanding voting securities of the Trust (as defined by the 1940 Act). This Agreement may be not be assigned with the prior written consent of the parties. A change of control of either party hereto shall not constitute an assignment.

(6)In the absence of willful misfeasance, bad faith or gross negligence on the part of AssetMark, or of reckless disregard of its duties and obligations hereunder, AssetMark shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

GPS FUNDS Ii
By:	/s/ Patrick Young
Name:	Patrick Young
Title:	Treasurer, Vice President

ASSETMARK, INC.
By:	/s/ Carrie E. Hansen
Name:	Carrie Hansen
Title:	Chief Operating Officer, and Executive Vice President

Exhibit A

Fund	Applicable Class
GuidePath® Growth Allocation Fund	RS Class Shares
GuidePath® Conservative Allocation Fund	RS Class Shares
GuidePath® Tactical Allocation Fund	RS Class Shares
GuidePath® Absolute Return Allocation Fund	RS Class Shares
GuidePath® Multi-Asset Income Allocation Fund	RS Class Shares
GuidePath® Managed Futures Strategy Fund	RS Class Shares
GuidePath® Flexible Income Allocation Fund	RS Class Shares